Katherine L. Albiani Joins County Bank’s Board of Directors

MERCED, CA., February 13, 2007—Jerry E. Callister, Chairman of the Board of Directors for Capital Corp of the West (CCOW), is pleased to announce the appointment of Katherine L. Albiani to the County Bank Board of Directors.

Ms. Albiani is a long time resident of Elk Grove, California, where she lives with her husband, Gil. They have five grown children and fourteen grandchildren.

“Kay will be a solid addition to our Board, adding experience in the oversight of large organizations,” said Chairman Callister. “She represents one our strongest core values — which focuses on the respect and dignity of every person with whom we come in contact. That has been Kay’s lifelong commitment.”

Kay currently serves as the President of the California Community Colleges Board of Governors and serves as a Trustee for the Los Rios Community College District. Kay was appointed to the Board of Governors of the California Community Colleges by Governor Schwarzenegger in 2004. In 2005, she also served as President of the California Community College Trustees.

Before joining the Los Rios Board, Kay served for 18 years on the Elk Grove Unified School District Board. In 2005, the school district named a new middle school in her honor. Kay also served as President of the California School Boards Association in 1985 and as director of the Association from 1980 to 1986. Kay also served as President of the California Elected Women for Education and Research in 1987.

“I’m thrilled to serve an integral part of County Bank’s continued growth,” Albiani said. “County Bank’s unwavering commitment to its communities is a value I want to embrace as a member of the County Bank’s board.”

Capital Corp of the West, a California bank holding company was established on November 1, 1995, and is the parent company of County Bank, which is currently celebrating 30 years of service as "Northern California's Community Bank". Currently, County Bank has twenty-six branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Santa Clara, Sacramento and Tuolumne. As of the latest FDIC data, County Bank has a 7.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven financial institutions in this market area. For further information about the Company's financial performance, contact Thomas T. Hawker, President and Chief Executive Officer at (209) 725-2276, or David A. Heaberlin, Chief Financial Officer/Treasurer at (209) 725-7435.